Exhibit 99.05

Pazoo, Inc. Sponsors Local Charity Event
In Support of Children’s Athletics

Whippany, N.J., August 4, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report it is the premier sponsor for the New Jersey Lacrosse Foundation Annual Golf Lacrosse Outing.  The all-day golf and dinner banquet fundraising event takes place on August 4th at Picatinny Arsenal Golf Club at the Picatinny Arsenal Military Research and Manufacturing Base in Morris County New Jersey.

Pazoo was privileged enough to be invited to last year’s event and was able to see firsthand how this event helps so many children’s athletic organizations and school athletic programs. All money raised at this event goes directly to the New Jersey Lacrosse Foundation where it is used to help fund lacrosse programs for children throughout the state.  The money is used to develop more programs at schools across the states, including many in underprivileged communities, who do not currently offer lacrosse to their students, as well as expanding current and future non-scholastic programs.

Pazoo is extremely honored to be the premier sponsor at this annual charity event.  The opportunity to sponsor this event fits perfectly with Pazoo’s overall mission to provide health and wellness information and outlets to all people and their pets. Specifically, sponsoring this event will help expose more children to the great game of lacrosse and more importantly, will get more children involved in the playing the sport and in exercising overall.

Pazoo, Inc CEO David Cunic said, “Pazoo is honored and privileged to be involved in this event as it truly encompasses the Pazoo message of health and wellness.  We are raising money for a great cause, getting children out exercising, empowering people with knowledge, and perhaps most importantly, we are doing this while being on a military base and giving thanks to our military troops and their families.  To be able to reach out to and have such a positive impact on so many people is truly wonderful and is a chance for us all to embrace the Pazoo moto: “Be Inspired, LIVE POWERFUL’”.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: August 4, 2014